Exhibit 10.139

Biolender Purchase Agreement

This Purchase Agreement (this “Agreement”) is dated as of October 31, 2006, is made by and between Biovest International, Inc., a Delaware corporation (“Biovest”) and Accentia Biopharmaceuticals, Inc. a Florida Corporation (“Accentia”).

WHEREAS, Biovest and Accentia are the only two members of Biolender LLC, a Delaware Limited Liability Company (“Biolender”); and

WHEREAS, Biovest wishes to acquire and Accentia wishes to assign all of Accentia’s interest in Biolender subject to the terms and provisions hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Biovest and Accentia agree as follows:

ARTICLE 1

Purchase and Sale

Section 1.1. Transaction. Subject to the terms and conditions of this Agreement, on the Closing Date, Biovest shall purchase and Accentia shall sell and assign to Biovest all of Accentia’s membership interests in Biolender which shall on the Closing date equal seventy and one half percent (70.5%) of the outstanding ownership interests of Biolender (the “Membership Interests”).

Section 1.2 Purchase Price. As the full and complete purchase price for the Membership Interests, Biovest shall issue and deliver to Accentia Ten million (10,000,000) shares of fully paid and non-assessable common stock of Biovest, $0.01 par value per share (the “Purchase Price”).

Section 1.3 Closing. The purchase and sale shall be closed on October 31, 2006 at the offices of Biovest or such other place as the parties may mutually agree (the “Closing”).

Section 1.4 Closing Deliveries.

(a)	At the Closing, Accentia shall deliver or cause to be delivered to Biovest the following (the “Accentia Deliverables”):

(i)	A certificate evidencing seventy and one half percent (70.5%) of the outstanding membership interests of Biolender together with a fully executed assignment to Biovest;

(ii)	An amendment to the Biolender Limited Liability Company Agreement executed by Accentia reflecting the assignment of Accentia’s membership interests to Biovest and the withdrawal of Accentia as a member of Biolender; and

(iii)	A waiver executed by Laurus Master Fund, Ltd. of Section 5(a) of that certain Accentia Pledge Agreement, among Accentia, Biovest and Laurus Master Fund, Ltd.

(b)	At the Closing, Biovest shall deliver or cause to be delivered to Accentia the following (the “Biovest Deliverables”, together with the Accentia Deliverables, the “Closing Deliverables”):

(i)	A dully issued and executed certificate evidencing Ten Million shares of fully paid and non-assessable Biovest common stock, $0.01 par value per share, issued in the name of Accentia; and

(ii)	An amendment to the Biolender Limited Liability Company Agreement by Biovest reflecting the assignment of Accentia’s membership interests to Biovest and the withdrawal of Accentia as a member of Biolender.

ARTICLE 2

Representations and Warranties

Section 2.1. Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party or has received a waiver of any such violation; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

Section 2.2. Representations and Warranties of Accentia. Accentia hereby represents and warrants to Biovest as follows:

(a)

Organization; Authority. Accentia is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by Accentia of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate action on the part of Accentia. This Agreement has been duly executed by Accentia, and when delivered by Accentia in accordance with terms hereof, will constitute the valid and legally binding obligation of Accentia, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. Neither the execution and delivery by Accentia of this Agreement nor the performance of any of the duties and obligations of Accentia under this Agreement constitutes a violation of (a) the certificate of formation or the operating agreement of Accentia; (b) any material agreement by which Accentia is bound or to which any of its property or assets is subject, or (c) any applicable law.

(b)	Investment Intent. Accentia is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Accentia’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by Accentia to hold the Securities for any period of time. Accentia is acquiring the Securities hereunder in the ordinary course of its business.

(c)	Access to Information. Accentia acknowledges that it has such knowledge and experience in financial and business matters so as to be capable of evaluating and understanding, and has evaluated and understood, the merits and risks of an investment in Biovest, and it has been given the opportunity to review and that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of biovest concerning the terms and

(d)	conditions of the offering of the Shares and the merits and risks of investing in the Securities; (ii) access to information about Biovest and its respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that Biovest possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

Section 2.3. Representations and Warranties of Biovest. Biovest hereby represents and warrants to Accentia as follows:

(a)	Organization; Authority. Biovest is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by Biovest of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate action on the part of Biovest. This Agreement has been duly executed by Biovest, and when delivered by Biovest in accordance with terms hereof, will constitute the valid and legally binding obligation of Biovest, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. Neither the execution and delivery by Biovest of this Agreement nor the performance of any of the duties and obligations of Biovest under this Agreement constitutes a violation of (a) the certificate of formation or the operating agreement of Biovest; (b) any material agreement by which Biovest is bound or to which any of its property or assets is subject, or (c) any applicable law.

(b)	Authority to Issue Shares. Biovest is duly authorized to issue the shares of Biovest common stock in payment of the Purchase Price; such shares of Biovest common stock shall be duly issued, outstanding, fully paid and non-assessable upon the delivery at Closing.

ARTICLE 3

Indemnification

Section 3.1 Indemnification of Accentia. Biovest hereby indemnifies and agrees to defend and hold Accentia and its directors, officers, shareholders, partners, employees and agents (each, an “Accentia Indemnified Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Accentia Indemnified Party may suffer or incur as a result of: (a) the activities or business conducted by Biovest as manager of Biolender or (b) any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by Biovest herein.

Section 3.2 Indemnification of Biovest. Accentia hereby indemnifies and agrees to defend and hold Biovest and its directors, officers, shareholders, partners, employees and agents (each, an “Biovest Indemnified Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Biovest Indemnified Party may suffer or incur as a result of: (a) the activities or business conducted by Accentia as a member of Biolender and (b) any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by Accentia herein.

Section 3.3 Notice of Claims. Promptly after receipt by a Person seeking indemnification pursuant to Section 3.1 or 3.2 (an “Indemnified Party”) of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a “Claim”), the Indemnified Party promptly shall notify the Person against whom indemnification pursuant to Sections 3.1 and/or 3.2 is being sought (the “Indemnifying Party”) of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights and defenses by reason of such failure. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (i) the Indemnifying Party shall have agreed to pay such fees, costs and expenses, (ii) the Indemnified Party shall reasonably have concluded that representation of the Indemnified Party by the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (iii) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in the preceding sentence, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of counsel for the Indemnified Party (together with appropriate local counsel). The Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnifying Party from all liabilities with respect to such Claim or judgment or contain any admission of wrongdoing.

ARTICLE 4

Miscellaneous

Section 4.1. Fees and Expenses. Except as set forth in Article 3 hereof, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Shares.

Section 4.2. Entire Agreement. This Agreement together with the Exhibits and Closing Deliverables, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents and exhibits.

Section 4.3. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to Biovest:	Biovest International, Inc.
Attn.: Chief Executive Officer
Biotech Building 4
377 Plantation Street
Worcester, MA 01605
	Telephone:	(508) 793-0001
	Facsimile:	(508) 798-0899

With a copy to:	Nixon Peabody LLP
Attn.: Herbert F. Stevens
Suite 900
401 9th Street, NW
Washington, DC 20004
	Telephone:	(202) 585-8811
	Facsimile:	(202) 585-8080

If to Accentia:	Accentia Biopharmaceuticals, Inc.
Attn.: Chief Executive Officer
Suite 350
324 South Hyde Park Ave.
Tampa, FL, 33606
	Telephone:	(813) 864-2554
	Facsimile:	(813) 258-6912

With a copy to:	Foley Lardner LLP
Attn.: Curt Creely
Suite 2700
100 North Tampa St.
Tampa, FL 33601-3391
	Telephone:	(813) 229-2300
	Facsimile:	(813) 221-4210

or such other address as may be designated in writing hereafter, in the same manner, by such person.

Section 4.4. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Biovest and Accentia. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 4.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Either party may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

Section 4.6. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Sections 3.1 and 3.2 (with respect to rights to indemnification).

Section 4.7. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

Section 4.8. Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Closing Deliverables.

Section 4.9. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 4.10. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 4.11. Waiver of Potential Conflicts of Interest. Biovest and Accentia hereby acknowledge that Accentia owns more than a majority of the outstanding capital stock of Biovest, and that certain directors, officers and employees of Biovest also have positions as officers, directors or employees of Accentia. In light of the potential conflicts of interest resulting from the interrelationship of the parties, Biovest has committed to submit this Agreement and the potential conflicts of interest arising there from to the Biovest Audit Committee. All members of the Biovest Audit Committee are independent from any relationship with Accentia. Further, Biovest has committed that the Biovest Audit Committee shall engage independent legal counsel and Accentia has also committed that it shall engage independent legal counsel because the general counsel and entire legal staff used by both Biovest and Accentia are shared resources by Biovest and Accentia. The role of general counsel and in-house legal staff of Biovest and Accentia shall be limited to initial drafting and to supporting independent legal counsel. Biovest further represents that this Agreement shall not be submitted to the full Board of Directors of Biovest unless this Agreement has been recommended by the Biovest Audit Committee. Biovest, following the recommendation of its Audit Committee and with the approval of its Board of Directors, by executing this Agreement shall be deemed to expressly acknowledge and waive the potential conflicts of interest associated with this Agreement. Only after receipt of the commitments, representations and mutual assurances that all reasonable and necessary steps to assure that all potential conflicts of interest have been fully disclosed, addressed, and fairly and completely resolved or waived by Biovest and Accentia, have the parties entered into this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BIOVEST INTERNATIONAL, INC.

By:	/s/ Steven Arikian
Steven Arikian, M.D.
President and Chief Executive Officer

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Francis E. O’Donnell, Jr.
Frank O’Donnell, M.D.
President and Chief Executive Officer